Exhibit 10.7.3

November 9, 2018

Goldman Sachs Private Middle Market SPV LLC

c/o Goldman Sachs Private Middle Market Credit LLC

200 West Street

New York, NY 10282

Re: Letter Agreement

Ladies and Gentlemen:

Reference is made to the Loan Agreement dated as of November 21, 2017 (as amended by that certain Amendment No.1 to the Loan Agreement dated as of August 17, 2018 and as further amended, modified and supplemented and in effect from time to time, the “Loan Agreement”), among Goldman Sachs Private Middle Market SPV LLC (“you” or the “Borrower”), Goldman Sachs Private Middle Market Credit LLC, the Financing Providers party thereto, State Street Bank and Trust Company, as collateral agent, collateral administrator and securities intermediary and JPMorgan Chase Bank, National Association, as administrative agent (“JPMorgan” or the “Administrative Agent”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Loan Agreement.

The Borrower and JPMorgan acknowledge that the Borrower submitted an Accordion Option Request on November 8, 2018 to increase the Financing Commitments by an amount equal to $5,000,000. JPMorgan agrees that this Accordion Option Request has been approved in the amount equal to $5,000,000.

By execution of this letter, the Administrative Agent waives the requirement in the Loan Agreement that each exercise of the Accordion Option be in an amount of at least $25,000,000 with respect to the Accordion Option Request delivered on November 8, 2018 only. This is a one time waiver and the Administrative Agent, on its own behalf and on behalf of the Financing Providers, expressly reserves all other rights that it has under the Loan Agreement, at law, in equity or otherwise.

Except as expressly set forth in this letter, the Loan Agreement and the other Loan Documents remain unchanged and in full force and effect.

This letter shall be governed by, and construed in accordance with, the law of the State of New York. This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[signature pages follow]

Please confirm that the foregoing is our mutual understanding by signing and returning an executed counterpart of this letter.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

Accepted and agreed to as of the date first written above by:

Goldman Sachs Private Middle Market SPV LLC

By:	/s/ David Yu
Name: David Yu
Title: Authorized Signatory

Acknowledged and agreed:

c/o Goldman Sachs Private Middle Market Credit LLC

By:	/s/ David Yu
Name: David Yu
Title: Authorized Signatory

State Street Bank and Trust Company, as
Collateral Agent, Collateral Administrator and Securities Intermediary

By:	/s/ Brian Peterson
Name: Brian Peterson
Title: Vice President

[Signature Page to Letter Agreement]